Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
4/15/10
The Macerich Co.
$1,230,000,000
$3,612,100
Deutsche Bank Securities,
Inc.; J.P. Morgan Securities,
Inc.
J.P. Morgan Securities, Inc.